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                              KOBREN INSIGHT FUNDS

     Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

                                Effective , 1998


         WHEREAS, the Board of Trustees of Kobren Insight Funds (the "Trust") has considered the following multi-class plan (the "Plan") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as proposed, to be in the best interests of each class of shares of each series of the Trust individually and the Trust as a whole.

         NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to the Rule.

                                    The Plan

         Each now existing and hereafter created series ("Fund")1 of the Trust may from time to time issue one or more of the following classes of shares:
Institutional Class shares and Retail Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectuses, each as from time to time in effect (each, a "Prospectus"). The differences in expenses among these classes of shares, and the exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, as amended from time to time, by action of the Board of Trustees of the Trust. There are no conversion rights or features relating to either Institutional Class or Retail Class shares; except that if the value of a shareholder account falls below the minimum initial investment amount for Institutional Class shares as a result of share redemptions and remains below that minimum for a certain period, there may be an involuntary conversion of the Institutional Class shares in such an account to Retail Class shares. Nothing in this Plan shall limit the authority of the Trustees to create additional classes of shares of any Fund.

Class Characteristics

         Institutional Class and Retail Class shares of a Fund represent interests in the assets of such Fund. The classes differ materially only with respect to the existence of a distribution fee (the "Distribution Fee") borne exclusively by the Retail Class shares. Distribution Fees are paid under a plan of distribution pursuant to Rule 12b-1 under the 1940 Act (the "Distribution Plan") relating to the Retail Class shares adopted by the Trustees of the Trust.

Expense Allocations

         Retail Class shares pay Distribution Fees, while Institutional Class shares pay no Distribution Fees. Each class may, at the Trustees' discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than the other classes ("Class Expenses"). All other expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of a particular Fund attributable to that class.

Exchange Features

         Shares of either class of a Fund may be exchanged only for shares of the same class of another Fund, if any. There is no sales charge on exchanges. In addition, although the Trust has no current intention of terminating or modifying the exchange privilege, it reserves the right to do so at any time. All exchanges will be made based on the respective net asset values next determined following receipt of the request by the Funds in proper form.

Voting Rights

         Each class of shares of each Fund has identical voting rights except that each class has exclusive voting rights on any matter submitted to shareholders that relates solely to that class, and has separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In matters as to which one or more classes do not have exclusive voting rights, all classes of shares of a Fund will vote together, except when a class vote is required by the 1940 Act.

Amendments

         The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.